MONTHLY REPORT - FEBRUARY, 2012

                          TriView Global Fund, LLC

             The net asset value of a unit as of February 29, 2012
                was $874.17, down 3.5% from $905.73 per unit
                             as of January 31, 2012.


                     STATEMENT OF CHANGES IN NET ASSET VALUE

                                               Current Period      Year to Date

Net Asset Value (2,148.950 units) at         $   1,946,374.29      1,796,875.21
   January 31, 2012
Addition of 88.423 units on February 1,             80,086.99        264,840.12
   2012
Redemption of 1.144 units on February 29,           (1,000.05)        (1,000.05)
   2012
Net Income (Loss)                                  (70,618.79)      (105,872.84)
                                              ----------------  ---------------
Ending Net Asset Value (2,236.229 units)     $   1,954,842.44      1,954842.44
   at February 29, 2012                       ================  ===============

Net Asset Value per Unit at
   February 29, 2012                         $         874.17


                        STATEMENT OF INCOME AND (LOSS)

Income:
   Gain (loss) on trading of commodity
      futures:
      Realized gain (loss) on                $     (43,243.68)      (56,105.67)
         closed contracts
      Change in unrealized gain (loss) on open       2,425.00         9,855.00
         contracts

   Interest income                                       1.51             3.04
                                               ---------------  ---------------
Total: Income                                      (40,817.17)      (46,247.63)

Expenses:
   Brokerage commissions                            14,496.11        31,193.75
   Operating expenses                                7,059.86        14,063.74
   Incentive fee                                         0.00             0.00
   Management fee                                    1,407.46         2,676.98
   Continuing service fee                                0.00             0.00
   Organizational & offering expenses                6,838.19        11,690.74
                                               ---------------  ---------------
Total: Expenses                                     29,801.62        59,625.21
                                               ===============  ===============
Net Income(Loss) - January, 2012              $    (70,618.79)     (105,872.84)


                                     To the best of my knowledge and belief,
                                     the information contained herein is
                                     accurate and complete.

                                         TriView Capital Management, Inc.
                                         Managing Member
                                         TriView Global Fund, LLC
                                         /s/ Michael P. Pacult, President